Exhibit 23.4
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 28, 2010, with respect to the financial statements of Argonaut Hotel included in the current report on Form 8-K/A and incorporated by reference in this Registration Statement on Form S-3 of Pebblebrook Hotel Trust.

/s/ Ernst & Young LLP
San Francisco, California
December 28, 2010